UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2007

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

Distribution Rate Increase Filing with the Pennsylvania Public Utility Commission

        On March 29, 2007, PPL Electric Utilities Corporation (the "Company") filed a request with the Pennsylvania Public Utility Commission ("PUC") for an overall annual net increase in distribution revenues of approximately $83.6 million, based on a future test year ending December 31, 2007, and a proposed return on equity of 11.50%. The PUC will examine the Company's distribution rate increase request in a nine-month process that is expected to be completed by the end of 2007. Accordingly, if approved, the new distribution rates would go into effect on January 1, 2008.

        The Company's last retail base rate increase became effective on January 1, 2005. In that PUC rate proceeding, the Company was authorized to earn a return on equity of 10.70%. In calendar year 2006, the Company earned a distribution return on equity of 7.32%.

        The distribution rate increase request will not impact the rates collected by the Company for electricity transmission or for electricity supply that it provides to retail customers in its service territory as a provider of last resort ("PLR") under the Pennsylvania Electricity Generation Customer Choice and Competition Act (the “Customer Choice Act”). As part of the settlement of the Company’s 1998 PUC Restructuring Proceeding, the Company agreed to provide this electricity supply at predetermined capped rates through 2009. The Company has executed two contracts to purchase electricity from PPL EnergyPlus, LLC sufficient for the Company to meet its PLR obligation through 2009, at the pre-determined capped rates. The Company's PLR obligation after 2009 will be determined by the PUC pursuant to rules that have not yet been promulgated. As previously disclosed, in February 2007, the PUC issued for public comment proposed PLR regulations and a policy statement regarding interpretation and implementation of those regulations.

        The distribution rate request would produce an increase in distribution rates of approximately 13%, which would produce an increase in overall rates (i.e., distribution, transmission, generation and transition charges under the Customer Choice Act) of about 2.7%. This increase would be allocated to customer classes based on the results of a class cost-of-service study that was applied subject to the following two conditions. First, the rate of return for each rate schedule must move half-way from that rate schedule’s return at present rates to the system average rate of return. Second, calculated on a percentage basis, no rate schedule can receive a distribution rate increase greater than twice the system average distribution rate increase. The Company will apply a similar approach in future cases and plans to implement rates that are at or near full cost of service for each rate class in one or two additional rate cases. The Company believes that this approach is appropriate under the long-established Pennsylvania regulatory principles of cost-of-service ratemaking and gradualism and is fully consistent with a 2006 Pennsylvania Commonwealth Court decision regarding the Company’s allocation of costs among customer classes.

        The Company's filing includes certain rate design proposals. For instance, the Company is proposing to move its rate design toward a flat monthly fee for electric delivery services, rather than continuing to charge rates based on consumption, because most of the Company's costs are fixed and do not vary significantly with consumption. Under this proposal, rates for general residential customers and small commercial customers will be changed to increase the customer charge and decrease energy charges.

 The Company also is proposing to implement two automatic adjustment surcharges that would be reconciled on an annual basis. The first charge would recover from residential customers all costs associated with the Company’s universal service programs. The second charge would recover the costs associated with the Company’s proposed energy efficiency and demand side management programs. Because these programs will be offered only to residential and small commercial and industrial customers, this charge would apply only to those customers.

        In addition, the Company proposes in its filing to expand its existing customer assistance, environmental and economic development programs.

        The Company anticipates it will be required to invest approximately $1.1 billion in capital improvements over the next five years to maintain, improve and expand its distribution system and meet customer needs.

        The Company cannot predict the amount of the rate increase that will ultimately be approved by the PUC.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	Press release, dated March 29, 2007, announcing PPL Electric Utilities Corporation’s distribution rate increase filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Matt Simmons
Matt Simmons Vice President and Controller

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ Matt Simmons
Matt Simmons Vice President and Controller

Dated: April 3, 2007